FOR IMMEDIATE RELEASE
CONTACT: CHARLES M. SPROCK, PRESIDENT AND CHIEF EXECUTIVE OFFICER
TELEPHONE: (315) 336-7300


ROME BANCORP, INC. TO COMMENCE SECOND STEP CONVERSION OFFERING

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Rome, NY--February 16, 2005--Rome Bancorp, Inc. (NASDAQ: ROME), the holding company for The Rome Savings Bank, announced that Rome, MHC has received conditional approval from the Office of Thrift Supervision to commence its second step conversion and the related stock offering by New Rome Bancorp, Inc., the Delaware corporation that will serve as the holding company for The Rome Savings Bank following the conversion. A registration statement relating to the sale of common stock in the offering was declared effective by the Securities and Exchange Commission on February 11, 2005.

New Rome Bancorp is offering for sale between 4,717,500 and 6,382,500 shares of common stock at a purchase price of $10.00 per share. Upon the completion of the conversion and stock offering, New Rome Bancorp will issue shares of its common stock in exchange for shares of the common stock held by the existing public stockholders of Rome Bancorp, Inc., who currently own 38.45% of Rome Bancorp's common stock. Public stockholders are expected to receive between 1.8133 and
2.4533 shares of common stock of New Rome Bancorp in exchange for each of their existing shares.

Completion of the conversion is subject to, among other things, the receipt of final regulatory approvals of the Office of Thrift Supervision, and the approval and ratification of the Plan of Conversion by the members of Rome, MHC and by the public stockholders of Rome Bancorp, other than Rome, MHC.

The proxy and offering materials will be mailed to members and stockholders. The Stock Information Center will open on February 22, 2005. The telephone number is
(877) 471-4818.

Thacher Proffitt & Wood LLP, Washington, DC, is conversion counsel to Rome Bancorp. Ryan Beck & Co., Inc. is serving as marketing agent for the transaction.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS WHEN ACCOMPANIED BY A STOCK ORDER FORM. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.